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EXHIBIT 3.3 AMENDMENT TO ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION
of
BDR INDUSTRIES, INC.

Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Article of Amendments to its Articles of
Incorporation:

First: The name of the corporation is BDR Industries, Inc. formerly Coastal Financial Corporation).

Second: The following amendment of the Articles of Incorporation was adopted on September 29, 1995 as prescribed by the Colorado Corporation Code.

Article I

The name of the corporation shall be "Conectisys Corporation".

Such amendment was adopted or ratified by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

There is no exchange, reclassification, and cancellation of issued shares provided for in this amendment.

There is no change in the amount of stated capital, in this amendment.

    /s/ Robert A. Spigno
By: Robert A. Spigno, President


    /s/ Patricia A. Spigno
By: Patricia A. Spigno, Secretary

NOTARY ACKNOWLEDGEMENT

State of California County of Los Angeles

The above named officers of BDR Industries, Inc. appeared before me and upon being duly sworn did execute the above Articles of Amendment for BDR Industries, Inc.


Date:  October 10, 1995


Notary Public